Filed Pursuant to Rule 424(b)(3)
File Number 333-140607

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement No. 3
to Prospectus dated May 25, 2007
as supplemented by
Prospectus Supplement No. 1 dated June 4, 2007
Prospectus Supplement No. 2 dated June 5, 2007

BIONOVO, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated May 25, 2007, as supplemented by Prospectus Supplement No. 1 dated June 4, 2007, as supplemented by Prospectus Supplement No. 2 dated June 5, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the Nasdaq Capital Market under the symbol BNVI. On August 6, 2007, the closing price of our common stock on the Nasdaq was $3.48.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated June 28, 2007 of Bionovo, Inc., as filed with us on July 13, 2007 and the Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2007, as filed by us with the U.S. Securities and Exchange Commission on August 6, 2007.

YOU SHOULD READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2 AND THIS PROSPECTUS SUPPLEMENT NO. 3 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 6, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2007

Bionovo, Inc.

(Exact Name of Company as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50073	20-5526892
(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 375
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

(510) 601-2000

(Company’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of Bionovo, Inc. (the “Company”) approved, effective July 9, 2007, the appointment of Thomas C. Chesterman as Senior Vice President and Chief Financial Officer of the Company. Mr. Stapleton commenced employment with the Company in July 9, 2007. James P. Stapleton resigned as Chief Financial Officer of Bionovo, Inc., effective upon Mr. Chesterman’s commencement of employment.

The terms of Mr. Chesterman’s employment agreement are outlined in the Company’s offer letter to Mr. Chesterman dated May 29, 2007 (the “Offer Letter”), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. Mr. Chesterman will be employed by the Company on an “at-will” basis. He will receive a base salary at an annual rate of $305,000, subject to annual review, and an annual bonus up to a maximum amount of 40% of Mr. Chesterman’s base salary, subject to Mr. Chesterman’s achievement of certain performance criteria set forth in the Offer Letter. In addition, Mr. Chesterman will receive stock options to purchase 800,000 shares of the Company’s common stock, par value $.0001 per share,  which will vest in four yearly installments pursuant to a customary stock option agreement.

Previously, Mr. Chesterman served as the Senior Vice President and Chief Financial Officer for Aradigm Corporation from August 2002 until June 2007. From March 1996 to December 2001, Mr. Chesterman was Vice President and Chief Financial Officer at Bio-Rad Laboratories, Inc., a life-science research products and clinical diagnostics company. From 1993 to 1996, Mr. Chesterman was Vice President of Strategy and Chief Financial Officer of Europolitan AB, a telecommunications company. Mr. Chesterman holds a B.A. from Harvard University and an M.B.A. in Finance and Accounting from the University of California at Davis.

Item 7.01 Regulation FD Disclosure.

On June 28, 2007, the Company issued a press release announcing that Mr. Chesterman will succeed Mr. Stapleton as the Company’s Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated May 29, 2007, between Bionovo, Inc. and Thomas C. Chesterman.
99.1	Press Release issued by Bionovo, Inc. on June 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIONOVO, INC.

Date: July 13, 2007	By:	/s/ Thomas C. Chesterman
Name: Thomas C. Chesterman
Title: Chief Financial Officer, Senior Vice President

INDEX TO EXHIBITS
Exhibit No.	Description
10.1	Offer Letter, dated May 29, 2007, between Bionovo, Inc. and Thomas C. Chesterman.
99.1	Press Release issued by Bionovo, Inc. on June 28, 2007.

May 29, 2007

Thomas C. Chesterman
[HOME ADDRESS
REDACTED]

Re:	Offer Letter

Dear Tom:

I am pleased to confirm an offer of employment to you to join BioNovo, Inc. (the "Company") as its new Chief Financial Officer ("CFO") effective as of July 9, 2007. The terms of your offer are as follows:

Annual Salary: Your Annual Salary will be $305,000, payable in accordance with the Company's standard payroll practices. This is subject to review and increase annually by the Company.

Bonus: During your employment you will have an opportunity to earn an annual Bonus up to a maximum amount of 40% of your Annual Salary (the "Potential Bonus"). The Bonus will be subject to your achievement of certain performance criteria, provided, however, that the awarding of any such bonus is in the Company's sole discretion. The Bonus will be considered as follows:

1. 25% of the Potential Bonus will guaranteed, provided that the Company has sufficient cash on hand to fund this portion of the Bonus.

2. For success with the Company's financing, as determined by the Company, you will be eligible to receive the following:

•	10% of the Potential Bonus for each $10,000,000 in financing raised.
•	10% of the Potential Bonus for signing on certain healthcare specific funds.

•	10% of the Potential Bonus for closing on or before a pre-specified time.

3. For success in the Company's Investor Relations efforts, as determined by the Company, you will be eligible to receive the following:

•	10% of the Potential Bonus for a 25% increase in trading volume over a six month period.
•	10% of the Potential Bonus for a 25% increase in analyst coverage over a six month period.

4.  For success in business development, as determined by the Company, you will be eligible to receive the following:

•	10% of the Potential Bonus for each confidential disclosure agreement signed with potential partner
•	30% of the Potential Bonus for the Company signing a partnering/licensing agreement
•	100% of the Potential Bonus in the event the Company enters into a new acquisition agreement.

5.  For success in achieving successful Sarbanes-Oxley compliance with the SEC, you will be eligible to receive 20% of the Potential Bonus.

6.  Bonus will he guaranteed, provided that the Company has sufficient cash on hand to:

•	25% will be guaranteed, provide the Company has one year of cash on hand to execute its business plan.
•	50% will be guaranteed, provide the Company has two years of cash on hand to execute its business plan.

The Board of Directors may elect to increase or change the conditions, set in this offer, in the future, to reflect special situations and events and the changing needs of the Company's business.

Equity: As an incentive bonus, you shall receive stock options to purchase 800,000 shares of the Company's stock ("Options"). The shares subject to the Options shall vest equally in four (4) yearly installments, and in each case pursuant to a customary stock option agreement that will contain the terms pertaining to the Options. Except as otherwise expressly provided, the Options will expire ten years after they are granted. The options will be priced at the greater price of 85% of the closing price on the 1st day of employment (July 9, 2007) or the closing price of June 1st, 2007.

The Board of Directors will consider an additional grant of options to purchase shares of the Company's stock as a result of successful next round of financing, such that your total options as a percentage of outstanding stock is kept at the same level.

Change of Control: In the event of a Change of Control of the Company (as defined herein), you will receive severance in the amount of six months Annual Salary. For purposes herein, "Change of Control" means the occurrence of any of the following; (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, or all or substantially all of the asserts of the Company to any entity, person, or group; (b) any entity, person, or group that becomes, directly or indirectly, the owner of more than fifty percent (50%) of the voting stock of the Company by way of merger, consolidation, or other business combination, other than a transaction involving only the Company or one or more of its subsidiaries; or (c) during any twenty-four (24) month period, the present directors of the Company cease for any reason to constitute the majority of the Board. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by reason of any actions or events in which you participate in a capacity other than as an executive of the Company.

Benefits: You shall be eligible for the full complement of fringe benefits available to other executives of the Company, including the Company's health, dental, and vision coverage. You shall also be entitled to thirty (30) days of vacation each year.

At-Will Employment: Your employment with the Company is "at will", which means your employment may be terminated by you or the Company at any time for any reason, with or without notice, and in the case of a termination of employment by the Company, either with or without cause as deemed appropriate by the Company. In addition, this letter is an outline of the terms of our offer and is not intended to create a contract of employment between you and the Company.

Confidential Information: During your employment and thereafter, you shall hold in a fiduciary capacity all secret or confidential information, knowledge or data relating to the Company and including but not limited to financial information that you have obtained or obtain during your employment by the Company that is not public knowledge ("Confidential Information"). You shall not communicate divulge or disseminate Confidential Information at any time during or after your employment with the Company, except with prior written consent of the Company, or as otherwise required by law or legal process or as such use or disclosure may be required or use may be required in the course of performing your duties and responsibilities. You may be required to sign a Confidentiality and Restrict Covenant Agreement upon commencement of your employment as a condition of employment

Best Efforts: You shall use your best efforts, skill, and abilities to promote and protect the interests of the Company and its affiliates. You agree to devote your full working time and energies to the business and affairs of the Company and/or its affiliates and shall not devote any working time or energies (except for volunteer work for a charity) for the benefit of any other person or entity, unless the Company agrees in writing to an exception to this requirement.

No Conflict: You represent and warrant that you are not party to any agreement or under any obligation that would prohibit you from entering into this agreement or performing fully your obligations hereunder.

We are very pleased about the prospects for the future and we look forward to your joining us. If you have any questions, please feel free to call me.

Very truly yours,

BioNovo, Inc.

By:	/s/ Isaac Cohen
Isaac Cohen
President and CEO

AGREED TO AND ACCEPTED:

By:	/s/ Tom Chesterman
Tom Chesterman

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

☒ Quarterly Report under Section 13 or 15(d) of the Securities
Exchange Act of 1934

For the quarterly period ended June 30, 2007

☐ Transition Report under Section 13 or 15(d) of the Exchange Act

For the transition period ____________ to ____________

Commission File Number 000-50073

BIONOVO, INC.
(Exact name of Small Business Issuer as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	20-5526892 (I.R.S. Employer Identification No.)

5858 Horton Street
Suite 375
Emeryville, California 94608
(Address of Principal Executive Offices)

510-601-2000
(Issuer's Telephone Number, Including Area Code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days ☒ Yes ☐ No

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act).
☐ Yes ☒ No

State the number of shares outstanding of each of the issuer's classes of common stock: 65,443,934 shares of $0.0001 par value Common Stock outstanding as of the date of this filing.

Transitional Small Business Disclosure Format (check one): Yes ☐ No ☒

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
(A Development Stage Company)
Consolidated Balance Sheet

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$14,549,587	$2,571,439
Short-term investments	483,836	484,017
Receivables from officers and employees	1,796	1,796
Prepaid expenses and other current assets	339,776	183,528
Total current assets	15,374,995	3,240,780
Property and equipment, net	3,401,522	1,672,904
Other assets - patent pending, net	88,252	58,613
Total assets	$18,864,769	$4,972,297

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,666,283	$780,393
Current portion of lease obligation	695,012	292,333
Deferred revenue	15,000	15,000
Total current liabilities	2,376,295	1,087,726
Non-current portion of lease obligation	877,835	300,741
Non-current portion of deferred revenue	80,000	87,500
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 190,000,000 shares authorized; issued and outstanding shares: 65,388,934 at June 30, 2007 and 51,337,224 at December 31, 2006	6,538	5,134
Additional paid-in capital	31,374,424	13,340,163
Accumulated deficit during development stage	(15,850,323)	(9,848,967)
Total shareholders’ equity	15,530,639	3,496,330
Total liabilities and shareholders’ equity	$18,864,769	$4,972,297

See the accompanying notes to these condensed consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006	Accumulated from February 1, 2002 (Date of Inception) to June 30, 2007

Revenue	$3,750	$3,750	$7,500	$7,500	$85,240

Cost of sales	-	-	-	-	-

Gross Profit	3,750	3,750	7,500	7,500	85,240

Operating expenses:
Research and development	1,979,103	901,519	4,767,771	1,646,806	10,622,233
General and administrative	854,390	317,749	1,457,165	658,206	4,240,188
Merger cost	-	-	-	-	1,964,065
Sales and marketing	10,534	73,906	102,680	166,468	487,857

Total operating expenses	2,844,027	1,293,174	6,327,616	2,471,480	17,314,343

Loss from operations	(2,840,277)	(1,289,424)	(6,320,116)	(2,463,980)	(17,229,103)

Other income (expense):
Change in fair value of warrant liability	-	-	-	-	831,288
Unrealized loss on short term securities	-	-	-	-	(20,851)
Loss on sale of assets	-	-	-		(4,854)
Interest expense	(12,446)	(8,296)	(26,527)	(13,583)	(176,962)
Interest income	197,975	70,719	347,687	131,089	758,159

Total other income (expense)	185,529	62,423	321,160	117,506	1,386,780

Loss before income taxes	(2,654,748)	(1,227,001)	(5,998,956)	(2,346,474)	(15,842,323)

Provision for income taxes	(1,600)	-	(2,400)	(1,600)	(8,000)

Net loss	$(2,656,348)	$(1,227,001)	$(6,001,356)	$(2,348,074)	$(15,850,323)

Net income (loss) per share basic and diluted	$(0.04)	$(0.02)	$(0.09)	$(0.05)	$(0.48)

Weighted average shares outstanding basic and diluted	65,213,935	50,579,311	63,388,724	48,595,083	33,229,196

See the accompanying notes to these condensed consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

			Accumulated from February 1, 2002
	Six months ended June 30		(Date of Inception) to
	2007	2006	June 30, 2007
Cash flows provided by (used for) operating
activities:
Net loss	$(6,001,356)	$(2,348,074)	$(15,850,323)

Adjustments to reconcile net loss
to net cash provided by (used for)
operating activities:
Noncash compensation expense for warrants issued	-	-	1,964,065
Noncash compensation expense for options issued	336,005	285,525	800,534
Option grant expense recognized on restricted stock	-	109,118	-
Amortization of note discount	-	-	138,815
Amortization of deferred stock compensation	-	4,118	16,472
Issuance of common stock for services	-	-	165,000
Change in fair value of warrant liability	-	-	(831,288)
Amortization of intangible assets	2,698	1,833	7,771
Depreciation	255,868	80,036	542,538
Unrealized loss on short term securities	-	2,155	20,852
Purchases of trading securities	(484,819)	(2,657,771)	(7,233,428)
Proceeds from sales of trading securities	485,000	2,794,338	6,731,000

Changes in assets and liabilities:
(Increase) decrease in assets:
Prepaid expenses	(156,248)	(47,343)	(339,776)

Increase (decrease) in liabilities:
Accounts payable and accrued expenses	885,890	111,997	1,649,116
Accrued Pension Payable	-	(84,000)	-
Deferred revenue	(7,500)	(7,500)	95,000

Total adjustments	1,316,894	592,506	3,726,670

Net cash used for operating activities	(4,684,462)	(1,755,568)	(12,123,652)

Cash flows used for investing activities:
Acquisition of intangible assets	(32,337)	(27,494)	(78,570)
Acquisition of fixed assets	(862,970)	(327,841)	(1,872,931)
Advance to officers	-	-	(1,796)

Net cash used for investing activities	(895,307)	(355,335)	(1,953,297)

Cash flows provided by financing activities:
Payments under capital lease obligations	(141,743)	(237,391)	(489,903)
Proceeds from issuance of common stock and warrants
net of financing cost	17,699,660	2,102,710	28,753,840
Proceeds from issuance of common stock	-	-	500,000
Payments on convertible notes payable	-	-	(50,000)
Payments for financing costs for convertible notes	-	-	(87,401)

Net cash provided by financing activities	17,557,917	1,865,319	28,626,536

Net increase (decrease) in cash	11,978,148	(245,584)	14,549,587

Cash, beginning of year	2,571,439	4,588,400	-

Cash, end of period	$14,549,587	$4,342,816	$14,549,587

Supplemental disclosure of cash flow
information:
Interest paid	$26,527	$-	$161,034

Income taxes paid	$-	$-	$4,800

Supplemental disclosure of noncash investing
and financing activities-
Noncash warrant expense for warrants issued	$-	$-	$1,964,065

Adjustment in warrant liability	$-	$-	$7,030,026

Converstion of notes payable to common stock	$-	$-	$450,000

Assets acquried under capital lease	$1,211,148	$593,015	$2,160,762

Stock based compensation	$336,005	$394,463	$800,535

Conversion of accrued interest payable	$-	$-	$11,697

Issuance of common stock with reverse merger	$-	$-	$400

Issuance of common stock for services	$-	$-	$165,000

See the accompanying notes to these condensed consolidated financial statements.

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.)
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit) (Unaudited)

					Accumulated
	Common Stock		Additional	Deferred	Deficit During
	Number of		Paid-In	Stock	Development
	Shares	Amount	Capital	Compensation	Stage	Total

Balance at inception (February 1, 2002) - Adjusted
to reflect effect of stock split on June 17, 2004, and
March 4, 2004, and reverse merger on April 6, 2005	20,400,000	$2,040	$(2,040)	$-	$-	$-

Balance, December 31, 2002	20,400,000	2,040	(2,040)	-	-	-

Net loss	-	-	-	-	(55,682)	(55,682)

Balance, December 31, 2003	20,400,000	2,040	(2,040)	-	(55,682)	(55,682)

Noncash compensation
expense for options issued	-	-	30,000	-	-	30,000
Net loss	-	-	-	-	(537,948)	(537,948)

Balance, December 31, 2004	20,400,000	2,040	27,960		(593,630)	(563,630)

Issuance of shares for reverse merger	4,000,000	400	(400)
Issuance of common stock for funds received by private placement
net of financing cost	20,461,000	2,046	9,930,370	-	-	9,932,416
Issuance of common stock for conversion on notes payable	1,251,448	125	461,697	-	-	461,822
Amortization of deferred stock compensation	-	-	16,472	(8,236)	-	8,236

Net loss	-	-	-	-	(3,637,537)	(3,637,537)

Balance, December 31, 2005	46,112,448	$4,611	$10,436,099	$(8,236)	$(4,231,167)	$6,201,307

Issuance of common stock for exercise of warrants	5,024,776	503	2,304,555	-	-	2,305,058
Issuance of common stock for services	200,000	20	164,980	-	-	165,000
Amortization of deferred stock compensation	-	-	-	8,236	-	8,236
Stock option expense related to 123R	-	-	434,529	-	-	434,529
Net loss	-	-	-	-	(5,617,800)	(5,617,800)

Balance, December 31, 2006	51,337,224	$5,134	$13,340,163	$-	$(9,848,967)	$3,496,330

Issuance of common stock from private placement (unaudited) net of financing cost	10,521,000	1,053	14,503,477	-	-	14,504,530
Issuance of common stock for exercise of warrants (unaudited)	3,056,759	303	2,663,775	-	-	2,664,078
Issuance of common stock for exercise of options (unaudited)	30,000	3	8,748	-	-	8,751
Stock option expense related to 123R (unaudited)	-	-	133,313	-	-	133,313
Net loss (unaudited)	-	-	-	-	-
					(3,345,008)	(3,345,008)
Balance, March 31, 2007 (unaudited)	64,944,983	$6,493	$30,649,476	$-	$(13,193,975)	$17,461,994

Issuance of common stock from private placement (unaudited) net of financing cost	-	-	-	-	-	-
Issuance of common stock for exercise of warrants (unaudited)	413,951	42	495,260	-	-	495,302
Issuance of common stock for exercise of options (unaudited)	30,000	3	26,996	-	-	26,999
Stock option expense related to 123R (unaudited)	-	-	202,692	-	-	202,692
Net loss (unaudited)	-	-	-	-	-	-
					(2,656,348)	(2,656,348)
Balance, June 30, 2007 (unaudited)	65,388,934	$6,538	$31,374,424	$-	$(15,850,323)	$15,530,639

See the accompanying notes to these condensed consolidated financial statements.

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS AND BASIS OF PRESENTATION

Bionovo, Inc. (“Bionovo” or the“Company”) is a clinical stage drug discovery and development company focusing on women’s health and cancer, two large markets with significant unmet needs. Building on an understanding of the biology of menopause and cancer, the Company designs new drugs derived from botanical sources which have novel mechanisms of action. The Company is currently developing drugs to treat breast, ovarian and pancreatic cancers, and for menopause.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. These condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of Bionovo, Inc. (unless the context indicates otherwise, together with its wholly-owned subsidiary Bionovo Biopharmaceuticals, Inc., the "Company" or “Bionovo”) for the fiscal years ended December 31, 2006 and 2005 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position of the Company as of June 30, 2007, and the results of operations for the three and six months ended June 30, 2007 and 2006 and cash flows for the six months ended June 30, 2007 and 2006. The results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Basis of Consolidation

The consolidated financial statements include the accounts of Bionovo, Inc. and its wholly owned subsidiary Bionovo Biopharmaceuticals Inc. All significant intercompany balances and transactions have been eliminated.

Formation of the Company

Bionovo, Inc. (formerly Lighten Up Enterprises International, Inc.) was incorporated in Nevada on January 29, 1998, and subsequently reincorporated in the State of Delaware on June 29, 2005. On April 6, 2005, Bionovo, Inc. (then known as Lighten Up Enterprises International, Inc.) acquired all the outstanding shares of Bionovo Biopharmaceuticals, Inc. (then known as Bionovo, Inc.) ("BIOPHARMA"), in exchange for 37,842,448 restricted shares of its common stock in a reverse triangular merger (the "Merger"). The acquisition has been accounted for as a reverse merger (recapitalization) with BIOPHARMA deemed to be the accounting acquirer. Accordingly, the historical financial information presented herein are those of BIOPHARMA, as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of BIOPHARMA (the legal acquirer) since the Merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and BIOPHARMA's basis of its assets and liabilities were carried over in the recapitalization. Operations prior to the Merger are those of the accounting acquirer.

Development Stage Company

The Company has not generated any significant revenue since inception. The accompanying financial statements have, therefore, been prepared using the accounting formats prescribed by SFAS No. 7 for a development stage enterprise (DSE). Although the Company has recognized some nominal amount of revenue, the Company still believes it is devoting substantial efforts on developing the business and, therefore, still qualifies as a DSE.

The Company is a development stage entity and is primarily engaged in the development of pharmaceuticals to treat cancer and women's health. The initial focus of the Company's research and development efforts will be the generation of products for the treatment of breast, ovarian and pancreatic cancers and to alleviate the symptoms of menopause. The production and marketing of the Company's products and its ongoing research and development activities are and will continue to be subject to extensive regulation by numerous governmental authorities in the United States. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the Food and Drug Administration (FDA) under the Food, Drug and Cosmetic Act. The Company has limited experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approval. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company or the FDA to delay or suspend clinical trials.

The Company's success will depend in part on its ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the proprietary rights of others, both in the United States and other countries. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no significant changes in Bionovo's significant accounting policies during the three and six months ended June 30, 2007 as compared to what was previously disclosed in Bionovo's Annual Report on 10-KSB for the year ended December 31, 2006.

Use of Estimates

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments, and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

Concentration of Credit risk

Financial instruments potentially subjecting Bionovo to concentrations of credit risk consist primarily of cash, cash equivalents and marketable debt securities. Bionovo generally invests excess cash in low risk, liquid instruments.

Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of June 30, 2007, the Company maintains its cash and cash equivalents with a major investment firm and a major bank.

Cash Concentration. The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Recent Accounting Pronouncements

 In June 2007, the FASB ratified Emerging Issue Task Force (“EITF”) Issue No. EITF 06-11 Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Company is currently assessing the impact of EITF 06-11 on its financial position and results of operations.

In June 2007, the FASB issued EITF Issue No. 07-03, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position and results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for the Company’s year ending September 30, 2009. The Company is currently evaluating the impact of SFAS 159 on the Company’s financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, (FAS 157). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We have not determined the effect that the adoption of FAS 157 will have on our consolidated results of operations, financial condition or cash flows.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). Under SFAS 158, companies must: a) recognize a net liability or asset to report the funded status of their plans on their statement of financial position, b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur in comprehensive income. The Company adopted the measurement date provisions of SFAS 158 effective October 1, 2006. The Company will adopt the recognition provisions of SFAS 158 as of the end of fiscal year 2007 as required by SFAS 158. See Note 11 for further information regarding the Company’s adoption of SFAS 158.

In June 2006, the FASB issued Interpretation No.48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109”, (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, statement of operations classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company has adopted FIN 48 as of January 1, 2007, as required. The Company has determined that there is no impact in adopting FIN 48.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), which provides guidance on the accounting for registration payment arrangements. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies.  A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics:  (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the Securities and Exchange Commission within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained.  FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006.  For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.  The adoption of FSP EITF 00-19-2 on January 1, 2007 did not have a material impact on the Company’s financial position or results of operations.

NOTE 3. STOCK-BASED COMPENSATION

Bionovo's determination of estimated fair value of share-based awards utilizes the Black-Scholes option-pricing model. The Black-Scholes model is affected by Bionovo's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, Bionovo's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

The Company's stock-based compensation primarily consists of the following:

Stock Options: The Company generally grants stock options to employees and directors at exercise prices equal to the fair market value of the Company's stock at the dates of grant. Stock options are typically granted throughout the year, generally vest three years thereafter and expire 10 years from the date of the award. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period for each separate vesting portion of the stock option award.

On January 3, 2007, the Board of Directors issued options for 473,000 shares of common stock to employees and directors with an exercise price of $1.65 (fair market value on January 3, 2007). This grant was approved by the Board of Directors on November 2, 2006. On April 2, 2007, the Board of Directors issued options for 229,500 shares of common stock to employees and directors with an exercise price of $5.75 (fair market value on April 2, 2007) of which four directors received option grants for 67,500 shares of common stock. This grant was approved by the Board of Directors on March 8, 2007.

Restricted Stock: The Company awards shares of stock to employees and directors and consultants that are restricted. During the period of restriction, the holder of restricted stock has voting rights and is entitled to receive all distributions including dividends paid with respect to the stock. The Company recognizes stock compensation expense relating to the issuance of restricted stock based on the market price on the date of award over the period during which the restrictions expire, which is generally one year from the date of grant, on a straight-line basis. All restricted stock grants need approval by the Company's Board of Directors. There were no restricted stock awards as of June 30, 2007.

General Option Information

The following is a summary of changes to outstanding stock options during the three and six months ended June 30, 2007
			Weighted-
		Weighted-	average
	Number	average	remaining	Aggregate
	of	exercise	contractual	intrinsic
	shares	price	life in years	value
Options outstanding at January 1, 2007	2,952,254	$0.74	8.08	$4,398,858
Options granted	702,500	2.99	—	—
Options exercised	(60,000)	0.60	—	—
Options cancelled	—	—	—	—
Options outstanding at June 30, 2007	3,594,754	1.19	7.93	13,875,750
Options vested and expected to vest at June 30, 2007	3,594,754	1.19	7.93	13,875,750
Options exercisable at June 30, 2007	2,061,441	$0.64	4.96	$7,957,160

At June 30, 2007, there were 2,902,034 shares available for grant under the employee stock option plan.

The table below presents information related to stock option activity for the three and six month periods ended June 30, 2007 and 2006:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Total intrinsic value of stock options exercised	$175,200	$—	$351,300	$—
Cash received from stock options exercises	$27,000	$—	$35,700	$—
Gross income tax benefit from the exercise of stock options	$148,000	$—	$315,000	$—

The aggregate intrinsic value of $13,875,750 as of June 30, 2007 is based on Bionovo's closing stock price of $3.86 on June 29, 2007, and represents the total pretax intrinsic value, which would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the three months ended June 30, 2007 was $175,200, as 30,000 options were exercised. The total number of in-the-money options exercisable as of June 30, 2007 was $2,061,441.

As of June 30, 2007, the total remaining unrecognized compensation cost related to non-vested stock options and restricted stock awards, net of forfeitures, was approximately $1,416,499. That cost is expected to be recognized over a weighted-average period of one year.

Valuation and Expense Information under SFAS 123(R)

The following table summarizes stock compensation expense related to employee stock options and employee stock based compensation under SFAS 123(R) for the three and six months ended June 30, 2007 and 2006 which was incurred as follows:

	Three months	Six months
	ended	ended
	June 30,	June 30,
	2007	2006
Research and development	$168,849	$265,737
General and administrative	33,843	70,268
Stock compensation expense	$202,692	$336,005

The weighted-average estimated fair value of stock options granted (based on grant date) during the six months ended June 30, 2007 and 2006 was $2.99 and $0 per share, respectively. For the six months ended June 30, 2007 the Company granted stock options to employees and consultants totaling 702,500 shares. No options were granted for the six months ended June 30, 2006.

The fair values of all stock options granted during the six months ended June 30, 2007 and 2006 were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2007	2006
Expected life (in years)	5	5
Average risk-free interest rate	6.0%	4.0%
Expected volatility	83%	90%
Expected dividend yield	0%	0%

The expected term of employee stock options represents the period the stock options are expected to remain outstanding from date of grant and is based on the guidance of SAB No.107, accordingly the period is the average of the vesting period and the term of the option. The risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. Expected volatility was determined using an average volatility of a peer group and the volatility of the Company's own stock. Management determined that utilizing only the volatility measured by the Company was not meaningful pursuant to limited stock trading activity and history.

A summary of warrants for the six months ended June 30, 2007 is as follows:

		Weighted-
	Number	average
	of	exercise	Aggregate
	shares	price	Price
Balance at December 31, 2006	4,832,248	$0.74	$3,559,357
Warrants granted	4,418,820	1.82	9,389,993
Warrants exercised	(3,470,710)	0.91	(3,158,018)
Warrants cancelled	—	—	—
Warrants expired	—	—	—
Balance at June 30, 2007	5,780,358	$1.69	$9,791,332

NOTE 4. NET LOSS PER SHARE

Basic net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and dilutive potential common shares during the period. Potential common shares that are anti-dilutive are excluded from the computation of diluted net income (loss) per share.

Statement of Financial Accounting Standards No. 128, "Earnings per Share," requires that employee equity share options, nonvested shares and similar equity instruments granted by Bionovo be treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that Bionovo has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

	2007	2006
Outstanding stock options	3,594,754	1,637,254
Outstanding stock options - outside plan	103,212	103,212
Unvested restricted stock	—	—
Warrants to purchase common shares	5,780,358	9,919,416
	9,478,324	11,659,882

Intangible assets - Patent Costs

Intangible assets consist of patent licensing costs incurred to date. The Company is amortizing the patent cost incurred to date, over a 15 year period. If the patents are not awarded, the costs related to those patents will be expensed in the period that determination is made. The Company has net carrying amount of $88,252 in patent licensing costs as of June 30, 2007. Amortization expense charged to operations for the three months ended June 30, 2007 and 2006 was $1,600 and $979, respectively. Amortization expense charged to operations for the six months ended June 30, 2007 and 2006 was $2,698 and $1,833, respectively.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the three and six months ended June 30, 2007 and 2006, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a separate statement of comprehensive loss is not presented.

NOTE 5. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The following summarizes the fair value of the Company’s cash, cash equivalents and short-term investments :

	June	December
	30, 2007	31, 2006
Cash and cash equivalents:
Money market fund	$14,549,587	$2,571,439
Short-term investments:
Certificate of Deposits	$483,836	$484,017

The Company considers all highly liquid investments purchased with a maturity of six months or less to be cash equivalents. All short-term investments at June 30, 2007 mature in less than one year. The Company places its cash, cash equivalents and short term investments in money market funds, commercial paper and corporate and government notes.

NOTE 6. LIQUIDITY

The Company has sustained recurring losses and negative cash flows from operations. Historically, the Company's growth has been funded through a combination of private equity, debt, and lease financing. As of June 30, 2007, the Company had $14,549,587 of unrestricted cash and $483,836 in short-term securities. During the six months ended June 30, 2007, the Company obtained additional financing through a private placement of common shares and the exercise of warrants. The Company believes that, as a result of this, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. However, the Company has experienced and continues to experience negative operating margins and negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment.

For the six month period ended June 30, 2007, revenues of $7,500 were from a license agreement. The Company has no significant operating history and, from February 1, 2002, (inception) to June 30, 2007, has generated a net loss of $15,850,323. The accompanying financial statements for the three and six month periods ended June 30, 2007, have been prepared assuming the Company will continue as a going concern. During 2007, management intends to seek additional debt and/or equity financing to fund future operations and to provide additional working capital.

NOTE 7. LICENSE AGREEMENT

In 2003, the Company entered into a licensing and technology transfer agreement with a Taiwanese biotech corporation wherein the rights to certain technology restricted to a certain geographic region were transferred to the Taiwanese corporation for a period of 10 years, which will automatically renew for periods of 3 years, unless a 12-month written notice is given by either party to the agreement. The license agreement was for a one-time fee of $150,000 and future royalties based on a percentage of future sales. Additional fees may be earned by the Company in the future for additional clinical work.

NOTE 8. SIMPLIFIED EMPLOYEE PENSION PLAN

The Company has a Simplified Employee Pension Plan (the "Plan"), which covers two officers of the Company. The Plan was established in 2004 and is administered by an outside administrator. In 2006, the Company created a 401(k) Plan ("Plan") to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Effective January 1, 2006, the Company will no longer contribute to the Simplified Employee Pension Plan.

NOTE 9. EQUITY

In April and May 2005 the Company completed private placements selling 20,461,000 shares of common stock to accredited investors at a price of $0.50 per share. The Company received gross proceeds of $10,230,500. As part of the closing of the private placements the Company issued five-year warrants to purchase a total of 2,557,625 shares of common stock at an exercise price of $0.75 per share and 2,557,625 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable in whole or part until May 5, 2010.

In connection with the closing of the private placements, the Company issued five-year warrants placement agent warrants to Duncan Capital, LLC as partial compensation for acting as placement agent in the transaction. These placement agent warrants are exercisable in whole or in part, at an exercise price of $0.50 per share, before May 5, 2010 for up to 2,136,100 shares of common stock.

In connection with the closing of the private placements, on April 6, 2005, the convertible notes resulting from the September 30, 2004 bridge financing of $500,000 were converted into common stock at $0.36 per share or repaid. The aggregate principal amount of the convertible secured notes of $450,000 was converted into a total of 1,251,448 shares of common stock. The remaining $50,000 principal and applicable interest was repaid from the proceeds of the private placements described above.

In connection with the closing of the Merger on April 6, 2005, the Company issued five-year warrants to Duncan Capital, LLC as partial compensation for its advisory services relating to the merger. These reverse merger warrants are exercisable in whole or in part, at an exercise price of $0.01 per share, before April 6, 2010 for up to 1,979,630 shares of common stock. On March 15, 2006, Duncan Capital, LLC exercised the warrant for an aggregate amount of $19,796.30.

On March 17, 2006, the Company issued a call notice to all holders of the common stock purchase warrants ($0.75 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements. Section 3(c) of the warrants permit the Company to call for cancellation all or a part of the unexercised portion of the warrants upon the occurrence of certain events. The events required are (i) an effective registration statement registering the resale of the shares of common stock underlying the warrants, (ii) the closing bid price of the common stock for each of the ten (10) consecutive trading days equals or exceeds $0.9375 and (iii) the average daily trading volume of the common stock for such ten (10) days period equals or exceeds 100,000 shares. As of March 16, 2006, each of the foregoing events had occurred. The holders of these warrants had until April 10, 2006 to exercise all or a portion of the unexercised portion of such warrants, and any such warrants not so exercised will automatically be canceled on that date. As of March 31, 2006, warrant holders exercised warrants representing 1,085,625 shares, for which the Company received $844,687.50. As of April 10, 2006, warrant holders exercised warrants to purchase an additional 1,585,437 shares at exercise prices of $0.75 and $1.00, for which the Company received $1,202,594. Pursuant to warrants not being exercised by April 10, 2006, warrants representing 62,500 shares exercisable at $0.75 per share, were cancelled. Of the 2,671,062 exercised, warrants exercisable at $0.75 per share represented 2,495,125 shares, while warrants exercisable at $1.00 per share represented 175,937 shares.   In June 2006, certain warrant holders exercised common stock purchase warrants representing 140,234 shares, for which the Company received $55,429. In July 2006, certain warrant holder's exercised common stock purchase warrants representing 87,500 shares, for which the Company received $87,500.

On January 19, 2007, the Company completed a private placement to accredited investors of approximately 10,521,000 shares of our common stock, at a purchase price of $1.50 per share, which is equal to a 4.5% discount from the average closing market price of its common stock over the twenty day period ending on the pricing date of January 12, 2007, for gross proceeds of $15,781,500. As part of the private placement, the investors were issued five-year warrants to purchase up to an aggregate of 3,682,350 shares of our common stock, at an initial exercise price of $2.25. The warrants are callable by the Company when the trailing 10-day average of the closing market share price of our common stock equals or exceeds $2.75. Holders of called warrants will have 60 days to exercise their warrants after the call notice.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us largely to fund the Phase I and II clinical trials for our products and for working capital and other general corporate purposes. At the closing of the private placement, we paid Cambria Capital, LLC and Blaylock Capital, LLC, the placement agents for the private placement, cash compensation of an aggregate of $1,262,520 and five-year warrants to purchase up to an aggregate of 736,470 shares of our common stock, at an exercise price of $1.50.

The Company has agreed, pursuant to the terms of the registration rights agreements with the investors, to (i) use our best efforts to file a shelf registration statement with respect to the resale of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the closing date; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC within 90 days after the filing deadline (or 120 days in the event of a full review of the shelf registration statement by the SEC), (iii) use our commercially reasonable efforts to keep the shelf registration statement effective until all registrable securities (a) have been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act of 1933 or (b) may be sold under Rule 144(k) under the Securities Act. The Company filed a registration statement with the SEC on Form SB-2 on February 12, 2007. On May 25, 2007, the registration statement was declared effective.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. Each investor in the private placement submitted a subscription agreement and investor questionnaire in which the investor made certain representations and warranties as to their status as an “accredited investor.” The shares of common stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. No form of general solicitation or general advertising was used to offer or sell the above securities, and each certificate representing shares of common stock and each warrant sold in the private placement contains a legend to the effect that the securities represented by such instruments are restricted and may not be resold without registration under the Securities Act of 1933 or an exemption from that Act.

On March 9, 2007, the Company issued a call notice to all holders of the common stock purchase warrants ($1.00 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements. Section 3(c) of the warrants permit the Company to call for cancellation all or a part of the unexercised portion of the warrants upon the occurrence of certain events. The events required are (i) an effective registration statement registering the resale of the shares of common stock underlying the warrants, (ii) the closing bid price of the common stock for each of the ten (10) consecutive trading days equals or exceeds $1.25 and (iii) the average daily trading volume of the common stock for such ten (10) days period equals or exceeds 100,000 shares. As of March 8, 2007, each of the foregoing events had occurred. The holders of these warrants had until March 31, 2007 to exercise all or a portion of the unexercised portion of such warrants, and any such warrants not so exercised will automatically be canceled on that date. As of March 31, 2007, warrant holders exercised warrants representing 2,242,625, shares, for which the Company received $2,242,625. As of March 31, 2007, all of the $1.00 warrants from the April 6, 2005 and May 5, 2005 private placements have been exercised pursuant to this call notice, or exercised prior to the call notice.

During the first quarter ended March 31, 2007, certain warrant holder's exercised common stock purchase warrants representing 814,134 shares, for which the Company received $420,092. During the second quarter ended June 30, 2007, certain warrant holder's exercised common stock purchase warrants representing 413,951 shares, for which the Company received $495,301.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Merrill Lynch Bank USA has issued a Letter of Credit to the Company, in the approximate aggregate amount of $381,000, to secure the Company's lease of laboratory equipment. The Company collateralized the Letter of Credit with a cash deposit in the approximate amount of $381,000.

The Company has received a loan commitment from General Electric which allowed the Company to purchase $852,000 of laboratory equipment from Agilent Technologies, Inc. (“Agilent”). The loan is for three years, with a 25% down payment. In June 2007 the Company accepted delivery of the Agilent equipment.

In June 2007, the Company financed (via De Lage Lagden) $358,530 of lab equipment purchased from Applied BioSytems. The lease term is for twenty four months.

NOTE 11. INCOME TAX

Bionovo records a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for the operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. Bionovo records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Management believes that sufficient uncertainty exists regarding the future realization of deferred tax assets and, accordingly, a full valuation allowance has been provided against net deferred tax assets. Tax expense has taken into account any change in the valuation allowance for deferred tax assets where the realization of various deferred tax assets is subject to uncertainty.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, or FIN 48, on January 1, 2007. We did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing FIN 48.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. We are subject to U.S. federal or state income tax examinations by tax authorities for all years in which we reported net operating losses that are being carried forward for tax purposes. We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

We recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized for the period ended June 30, 2007.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Discussion and Analysis should be read in conjunction with our audited financial statements and accompanying footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

This section contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those identified in our most recently filed Annual Report Form 10-KSB and our registration statement on Form SB-2 and those described elsewhere is this Report under the heading "Risk Factors" that may cause actual results to differ materially from those discussed in, or implied by, such forward-looking statements.

Forward-looking statements within this Form 10-QSB are identified by words such as "believes," "anticipates," "expects," "intends," "may," and other similar expressions. However, these words are not the only means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those anticipated in, or implied by, forward-looking statements as a result of various factors, including the risks outlined elsewhere in this Report.

Overview

We completed a reverse merger transaction on April 6, 2005 with Lighten Up Enterprises International, Inc., or Lighten Up, a Nevada corporation initially formed on January 29, 1998. Until the merger, Lighten Up engaged in the development, publishing, marketing and sale of a cook book of recipes, which we discontinued following the merger and succeeded to the business of Bionovo Biopharmaceuticals, Inc. The directors and management of Bionovo Biopharmaceuticals thereupon became the directors and management of Lighten Up. Bionovo Biopharmaceuticals has been considered the acquirer in this transaction, frequently referred to as a "reverse merger" of a shell company, and accounted for as a recapitalization. Bionovo Biopharmaceuticals' financial statements are the historical financial statements of the post-merger entity, Bionovo, Inc. Accordingly, no goodwill or other adjustment in basis of assets is recorded, the shares of the shell, the legal surviving entity, are treated as issued as of the date of the transaction, and the shares held by the controlling shareholders after the transaction, are treated as outstanding for the entirety of the reporting periods. On June 29, 2005, we changed our corporate name from Lighten Up Enterprises International, Inc. to Bionovo, Inc. and changed our state of incorporation from Nevada to Delaware. Bionovo Biopharmaceuticals currently remains a wholly-owned subsidiary of Bionovo, Inc.

Bionovo Biopharmaceuticals, Inc. was incorporated and began operations in the State of California in February 2002 and subsequently reincorporated into the State of Delaware in March 2004. Until June 28, 2005, the name of Bionovo Biopharmaceuticals was Bionovo, Inc. It changed its name to Bionovo Biopharmaceuticals, Inc. in order to facilitate our corporate name change from Lighten Up Enterprises International, Inc. to Bionovo, Inc.

Since our current and future business will be that of Bionovo Biopharmaceuticals only, the historical information in this quarterly report is that of Bionovo Biopharmaceuticals as if Bionovo Biopharmaceuticals had been the registrant for all the periods presented in this quarterly report. The historical information in the Management's Discussion and Analysis or Plan of Operation and the audited consolidated financial statements presented in this quarterly report include those of Bionovo Biopharmaceuticals prior to the reverse merger, as these provide the most relevant information for us on a continuing basis.

Business
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We are a clinical stage drug discovery and development company focusing on women’s health and cancer, two large markets with significant unmet needs. Building on our understanding of the biology of menopause and cancer, we design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, we believe that we have discovered new classes of drug candidates with the potential to be leaders in their markets.

Our lead drug candidate, MF101, represents a new class of receptor sub-type selective estrogen receptor modulator (SERM) for the treatment of vasomotor symptoms of menopause, or “hot flashes.” We have designed MF101 to selectively modulate estrogen receptor beta (ERβ) and to provide a safe and effective alternative to existing therapies. In preclinical studies, MF101 inhibited tumor growth as well as bone resorption known to cause osteoporosis. This activity, if confirmed in clinical testing, would differentiate MF101 from some existing therapies and other therapies in clinical development. In our Phase II trial, the higher of two MF101 doses tested was well tolerated and resulted in a statistically significant reduction of hot flashes when compared to placebo at 12 weeks of treatment, comparable to existing non-hormonal therapies. We plan to seek FDA approval to conduct a Phase III registration trial and expect to commence this trial in the first half of 2008 at multiple clinical sites in the U.S. We believe that MF101’s novel mechanism of action could lead to a more favorable safety profile than currently approved hormone therapies (HT) and serotonin-norepinephrine reuptake inhibitors (SNRI) therapies, rendering it the preferred choice for treating hot flashes if approved by the FDA.

We have identified a potentially powerful anti-cancer agent for advanced breast cancer, BZL101. Unlike most other anti-cancer drugs and drug candidates, which try to control cancer through genomic and proteomic signaling pathways, BZL101 is designed to take advantage of the unique metabolism of cancer cells. BZL101 inhibits glycolysis, a metabolic pathway on which cancer cells rely. Glycolysis inhibition leads to DNA damage and death of cancer cells without harming normal cells. We believe that BZL101 may have a preferential effect on hormone-independent cancers, a subset with few treatment options. We have completed a Phase I trial in 21 patients. No significant adverse events were noted in this trial. Recruitment is currently underway in a 100-patient, U.S.-based, Phase I/II trial of BZL101 in patients with metastatic breast cancer. In addition, we intend to explore the use of BZL101 on other forms of cancer, including pancreatic cancer and adjuvant use in breast cancer.

We have a rich pipeline of other, preclinical drug candidates, in both women’s health and cancer. We plan to submit an IND application and initiate a Phase I trial for our second SERM drug, VG101, for the treatment of post-menopausal vulvar and vaginal atrophy (“vaginal dryness”), as well as a Phase I/II trial of a second anti-cancer agent, AA102 for the treatment of advanced breast cancer. We have identified or begun preclinical work on other drug candidates for a variety of indications within women’s health and cancer. We have internally discovered and developed all of our drug candidates using our proprietary biological and chemical techniques.

Our drug development strategy uses Traditional Chinese Medicine, or TCM, to target herbs and other botanical sources believed to produce biologically active compounds. We apply our clinical knowledge, experience with natural compounds and knowledge of the proper scientific screening tools to derive botanical compounds and extracts for pharmaceutical development. In June 2004, the FDA released a document to provide sponsors with guidance on submitting investigational new drug, or IND, applications for botanical drug products. This guidance states that applicants may submit reduced documentation of nonclinical (preclinical) safety and of chemistry, manufacturing, and controls to support an IND for initial clinical studies of botanicals. The first botanical extract drug developed pursuant to these guidelines was approved by the FDA in October 2006. To date, all of our drug candidates are derived from botanical extracts and are being developed in accordance with this FDA guidance. In addition, we have identified the active chemical components underpinning the mechanism of action for our novel drugs, and in some cases, we have developed synthetic methods of production.

We expect to continue to incur significant operating losses over at least the next several years, and do not expect to generate profits until and unless our drug candidates have been approved and are being marketed with commercial partners.

Clinical Development Strategy and Ongoing Clinical Programs

Our research and development costs from 2002 to June 30, 2007 have principally related to our pre-clinical and clinical development of MF101, BZL101, and to a lesser degree AA102, and VG101.

Drug: MF101

Indication: Vasomotor Symptoms (Hot Flashes) Associated with Menopause

During 2004, Bionovo completed a Phase I trial of MF101. In the trial, we observed no grade III or IV adverse events (as categorized by the National Institutes of Health, National Cancer Institute, Common Toxicity Criteria). Further, we observed that short term use of MF101 showed no adverse effect on hematology, liver and renal function or hormonal status. The most common adverse events observed in the Phase 1 trial were anticipated minor gastrointestinal disturbances.

A Phase 2 clinical trial evaluating MF101 for the treatment of vasomotor symptoms began in February, 2006 and enrollment for the three month trial ended on October 31, 2006 under the directorship of Dr. Deborah Grady, Associate Dean of Translational Research, Professor of Medicine and Director of the Womens Health Clinical Research Center at the University of California, San Francisco. On June 4, 2007, Bionovo announced the results for the Phase 2 study. The primary objectives of the Phase 2 clinical trial were to assess the safety, tolerability and potential efficacy of two doses of MF101 to reduce the frequency and severity of hot flashes. MF101 10 grams/day was more effective than placebo at reducing the frequency and severity of hot flashes from the start of the trial until the end of the treatment period 12 weeks later. In a paired t-test, the higher dose was statistically superior to placebo at reducing all hot flashes with a p value of 0.05. In secondary analyses, the percent of women reporting greater than 50% reduction in all hot flashes was statistically significantly higher in the MF101 high dose group compared to placebo (p=0.03).

MF101 is a novel estrogen receptor beta agonist that is expected not to stimulate the endometrium or breast tissue. Phase 2 safety analyses showed no cases of endometrial hyperplasia or uterine cancer during the trial and there were no differences in incidence of vaginal bleeding between the placebo group and the two cohorts treated with MF101. Adherence to the study medication was high with 91% of the participants compliant with treatment after 12 weeks of therapy.

Drug BZL101

Indication: Metastatic Breast Cancer

We have completed a Phase I trial that included 21 participants with advanced breast cancer to evaluate BZL101 for the treatment of metastatic breast cancer. Participants with measurable metastatic breast disease with a minimum of two prior treatments for metastatic breast cancer were eligible for enrollment. Our cohort had received, on average, 3.9 prior treatments for their metastatic disease. No deaths or grade 3-4 toxicities were observed. Of the sixteen evaluable participants, four had stable disease for more than 90 days and three patients had stable disease for more than 180 days. Five patients showed signs of a drug response, including one partial remission. The overall survival in our trial from study initiation was 11 months.

We have initiated a multi-center, Phase I/II, open-label, dose escalation trial under the directorship of Dr. Charles Shapiro, Director of Breast Oncology at Ohio State University. The aims of the study are to assess safety, feasibility, optimal dosing and preliminary efficacy of BZL101 for the treatment of metastatic breast cancer. Women with histologically confirmed breast cancer and measurable stage IV disease will be enrolled in the Phase I dose escalation study until the maximum tolerated dose is reached. All women enrolled to the Phase II part of the trial will have received no more than 2 prior cytotoxic therapies for metastatic disease. A total of 80 participants will be enrolled to the Phase II part of the study, 40 with estrogen or progesterone receptor-positive [hormone receptor (+)] metastatic breast cancer and 40 with estrogen and progesterone receptor-negative [hormone receptor (-)] metastatic breast cancer. Recruitment has begun at 8 cancer centers in the U.S.

Drug: BZL101

Indication: Pancreatic Cancer

Based on preclinical testing, Bionovo is seeking FDA approval for a Phase I/II clinical trial of BZL101 for the treatment of pancreatic cancer. Subject to FDA approval, Bionovo expects to commence the Phase I/II trial of BZL101 for pancreatic cancer in the next 12 months.

Drug: VG101

Indication: Vulvar and Vaginal Atrophy

VG101 is also a selective estrogen receptor modulator, stimulating estrogen receptor beta activity. VG101 has completed the necessary preclinical development, and we are now preparing an IND application for the launch of a Phase I/II study in the early part of 2008. The trial is planned to be a double-blind, placebo-controlled, randomized, dose-escalation clinical trial with 40 healthy post-menopausal women with evidence of moderate to severe symptoms of vulvar and vaginal atrophy (vaginal dryness) per the FDA guidance. The primary aims of the study are to determine safety, tolerability and preliminary efficacy of VG101. The study will be conducted at 2 academic centers in the U.S. under the direction of Dr. Deborah Grady.

Drug: AA102

Indication: Metastatic Breast Cancer

AA102 is an anticancer agent that induces apoptosis in cancer cells. AA102 has completed the necessary preclinical development, and we are now preparing an IND application to the FDA for the launch of a Phase I/II study. We plan to enroll approximately 20 patients with advanced breast cancer to a dose escalation study to determine the maximum tolerated dose, safety and preliminary efficacy of AA102 for metastatic breast cancer.

Research and Development Cost Allocations

We have many research projects ongoing at any one time. We have the ability to utilize our financial and human resources across several research projects. Our internal resources, employees and infrastructure, are not directly tied to any individual research project and are typically deployed across multiple projects. Our clinical development programs are developing each of our product candidates in parallel for multiple disease indications, while our basic research activities are seeking to discover potential drug candidates for multiple new disease indications. We do not record or maintain information regarding the costs incurred for our research and development programs on a program specific basis. In addition, we believe that allocating costs on the basis of time incurred by our employees does not accurately reflect the actual costs of a project.

Prior to June 30, 2007, we did not specifically identify all external clinical trial and drug development expenses by program. By December 2007, we plan to report external clinical trial and drug development expenses by program.

Critical Accounting Policies and Estimates

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the financial statements. We review the accounting policies used in our financial statements on a regular basis. In addition, management has reviewed these critical accounting policies and related disclosures with our audit committee.

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to clinical trial accruals, income taxes (including the valuation allowance for deferred tax assets), restructuring costs and stock-based compensation. Estimates are based on historical experience, information received from third parties and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

Changes in 2006

On January 1, 2006, Bionovo adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including employee stock options and employee stock purchases, based on estimated fair values. Prior to the adoption of SFAS 123(R), Bionovo accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, which had been allowed under the original provisions of Statement 123, no stock compensation expense had been recognized in Bionovo's statement of operations as the exercise price of Bionovo's stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Revenue

Revenue is generated from collaborative research and development arrangements, technology licenses, and government grants. To date, only revenue from technology licenses has been received.

Revenue is recognized when the four basic criteria of revenue recognition are met: (i) a contractual agreement exists; (ii) transfer of technology has been completed or services have been rendered; (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.

Technology license agreements are for a term of ten years and consist of nonrefundable upfront license fees and royalty payments. In accordance with Staff Accounting Bulletin 104, nonrefundable upfront license fees are recognized over the license term using the straight-line method of accounting when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of our continuing research and development efforts.

Stock-Based Compensation

Stock-based compensation to outside consultants is recorded at fair market value in general and administrative expense. We do not record expense relating to stock options granted to employees with an exercise price greater than or equal to market price at the time of grant. Pro-forma net loss and loss per share is reported in accordance with the requirements of SFAS 123 and 148. This disclosure shows net loss and loss per share as if we had accounted for our employee stock options under the fair value method of those statements. Pro-forma information is calculated using the Black-Scholes pricing method on the date of grant. This option valuation model requires input of highly subjective assumptions. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of our employee stock options.

In order to determine the fair value of our stock for periods prior to the date of our reverse merger transaction, we estimated the fair value per share by reviewing values of other development stage biopharmaceutical organizations, comparing products in development, status of clinical trails, and capital received from government and private organizations. Once a total value was determined, we then factored the number of shares outstanding, or possibly outstanding, resulting in an estimated value per share. Once we completed our reverse merger transaction on April 6, 2005, the trading price of our common stock was used.

For periods prior to our reverse merger transaction, we chose not to obtain contemporaneous valuations of our stock by any unrelated valuation specialist after realizing the cost of services would be substantial and that the benefit derived would not be substantially different from our estimate as we had used a multi-tiered approach to estimate the value of our stock.

Commitments and Contingencies

Commitments and Contingencies are disclosed in the footnotes of the financial statements according to generally accepted accounting principles. If a contingency becomes probable, and is estimable by management, a liability is recorded per FAS 5.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements to report for the six months ended June 30, 2007. We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Results of Operations

Comparison of Three Months Ended June 30, 2007 and June 30, 2006

Revenues

	Three months ended June 30,		Change in
	2007	2006	Percent
Revenues	$3,750	$3,750	—%

Revenues reflect fees from our licensing and technology transfer agreement with a Taiwanese biotech corporation. Revenues of $3,750 for the three months ended June 30, 2007, remained unchanged when compared to the three months ended June 30, 2006. We do not expect our revenues to have a material impact on our financial results for the remainder of 2007.

Research and Development Expenses

	Three months ended June 30,		Change in
	2007	2006	Percent
Research and development expenses	$1,979,103	$901,519	120%

Research and development expenses reflect costs for the development of drugs in our product pipeline and includes salaries, contractor and consultant fees and other support costs. The increase of $1,077,584 in the three month period ended June 30, 2007 over the comparable period in 2006, is directly related to advancing the development of our lead drug candidates. All costs currently incurred for research and development are expensed as incurred.

For the three months ended June 30, 2007 and 2006, we recognized $168,849 and $50,166, respectively in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in research and development expenses.

General and Administrative Expenses

	Three months ended June 30,		Change in
	2007	2006	Percent
General and administrative expenses	$854,390	$317,749	169%

General and administrative expenses, includes personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs. For the three month period June 30, 2007 general and administrative expenses increased by $536,641over the comparable period in 2006. The increase was due primarily to an increase in facility rental and legal expenses in addition to an increase in business activities related to supporting the development of business operations.

For the three months ended June 30, 2007 and 2006, we recognized $33,843 and $87,341, respectively, in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in general and administrative expenses.

Sales and Marketing Expenses

	Three months ended June 30,		Change in
	2007	2006	Percent
Sales and marketing expenses	$10,534	$73,906	(86)%

Sales and marketing expenses include public relations related to our drug development and clinical trials, participation in conventions and tradeshows, and website related expenses. Sales and marketing expenses decreased by $63,372 for the three months ended June 30, 2007 compared to the same period in 2006. The decrease reflects fewer industry tradeshows and conventions attended. We expect to have limited sales and marketing expenses for the foreseeable future.

Interest Income and Expense

	Three months ended June 30,		Change in
	2007	2006	Percent
Interest income and expense:
Interest income	$197,975	$70,719	180%
Interest expense	(12,446)	(8,286)	50%
Total interest income and expense	$185,529	62,433	197%

Other income and expense includes interest income and interest expense. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. The increase of $127,256 in interest income was due primarily to a higher average balance of cash and short-term investments. Interest expense is directly related to equipment lease agreements. For the three months ended June 30, 2007, interest expense increased by $4,150 over the same period in 2006.

Comparison of Six Months Ended June 30, 2007 and June 30, 2006

Revenues

	Six months ended June 30,		Change in
	2007	2006	Percent
Revenues	$7,500	$7,500	—%

Revenues of $7,500 for the six months ended June 30, 2007, was the same as compared to revenue of $7,500 for the six months ended June 30, 2006. Revenue for both periods is our result of the licensing and technology transfer agreement with a Taiwanese biotech corporation. We do not expect our revenues to have a material impact on our financial results during the remainder of 2007.

Research and Development Expenses

	Six months ended June 30,		Change in
	2007	2006	Percent
Research and development expenses	$4,767,771	$1,646,806	190%

Research and development expenses reflect costs for the development of drugs in our product pipeline and include salaries, contractor and consultant fees and other support costs. The increase of $3,120,965 for the three month period ended June 30, 2007 over the comparable period in 2006, is directly related to advancing the development of our lead drug candidates. All costs currently incurred for research and development are expensed as incurred.

For the six months ended June 30, 2007 and June 30, 2006, we recognized $265,737 and $143,075, respectively, in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in research and development expenses.

General and Administrative Expenses

	Six months ended June 30,		Change in
	2007	2006	Percent
General and administrative expenses	$1,457,165	$658,206	121%

General and administrative expenses includes personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs. For the three month period June 30, 2007 general and administrative expenses increased by $798,959 over the comparable period in 2006. The increase was due primarily to an increase in facility rental and legal expenses in addition to an increase in payroll expenses related to the support of business development and operations.

For the six months ended June 30, 2007 and 2006, we recognized $70,268 and $ 142,451 respectively, in stock-based compensation expense as a result of the adoption of SFAS No. 123(R), which is included in general and administrative expenses.

Sales and Marketing Expenses

	Six months ended June 30,		Change in
	2007	2006	Percent
Sales and marketing expenses	$102,680	$166,468	(38)%

Sales and marketing expenses include public relations related to our drug development and clinical trials, participation in conventions and tradeshows, and website related expenses. Sales and marketing expenses decreased by $63,788 for the three months ended June 30, 2007 compared to the same period in 2006. The decrease reflects fewer industry tradeshows and conventions attended. We expect to have limited sales and marketing expenses for the foreseeable future.

Interest Income and Expense

	Six months ended June 30,		Change in
	2007	2006	Percent
Interest income and expense:
Interest income	$347,687	$131,089	165%
Interest expense	(26,527)	(13,583)	95%
Total interest income and expense	$321,160	117,506	173%

Other income and expense includes interest income and interest expense. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. The increase of $216,598 in interest income was due primarily to a higher average balance of cash and short-term investments. Interest expense is directly related to equipment lease agreements. For the three months ended June 30, 2007, interest expense increased by $12,944 over the same period in 2006.

Liquidity and Capital Resources

When evaluating our overall cash position for the purpose of assessing our liquidity, we consider our cash and cash equivalents, short-term and long-term investments in marketable debt securities and restricted cash.

At June 30, 2007 our cash and cash equivalents and short-term securities were equal to $14,549,587 and $483,836, respectively. Our principal cash requirements are for research and development, operating expenses, including equipment, supplies, employee costs, capital expenditures and funding of operations. Our primary source of cash during the six month period ended June 30, 2007 was from the capital received pursuant to the January 2007 private placement of our common stock, as described below.

Since inception, we have financed our operations principally through the sale of equity and debt securities, described chronologically below.

On September 30, 2004, Bionovo Biopharmaceuticals completed a bridge financing to accredited investors of $500,000 principal amount 6% convertible secured notes, and warrants to purchase 556,123 shares of Bionovo Biopharmaceuticals common stock at $0.539 per share. On April 6, 2005, immediately prior to the closing of our reverse merger transaction, $450,000 aggregate principal amount of the convertible secured notes was converted into a total of 1,251,448 shares of Bionovo Biopharmaceuticals common stock. The remaining $50,000 principal amount of the notes was repaid from the proceeds of the April 6, 2005 private placement described below. Upon the closing of our reverse merger transaction, the warrants issued in the bridge financing and the common stock issued upon conversion of the notes, were amended to become warrants to purchase common stock of our company and were exchanged for shares of our common stock, respectively.

On April 6, 2005, immediately prior to the closing of our reverse merger transaction, Bionovo Biopharmaceuticals completed a private placement of 80.955 Units to accredited investors at a price of $100,000 per Unit. Each Unit was comprised of 200,000 shares of Bionovo Biopharmaceuticals common stock and warrants to purchase 25,000 shares of Bionovo Biopharmaceuticals common stock for $0.75 per share and 25,000 shares of Bionovo Biopharmaceuticals common stock for $1.00 per share exercisable for a period of five years. Bionovo Biopharmaceuticals received gross proceeds of $8,095,500 at the closing of the private placement. Upon the closing of the reverse merger, the common stock and warrants issued in the private placement were exchanged for shares of our common stock and amended to become warrants to purchase common stock of our company, respectively.

On May 5, 2005, we completed a private placement of 21.35 Units to accredited investors at a price of $100,000 per Unit. Each Unit was comprised of 200,000 shares of common stock and warrants to purchase 25,000 shares of common stock for $0.75 per share and 25,000 shares of common stock for $1.00 per share exercisable for a period of five years. We received gross proceeds of $2,135,000 at the closing of the private placement.

Merrill Lynch Bank USA has issued a Letter of Credit for our account, in the approximate aggregate amount of $381,000, to secure our lease of laboratory equipment. We have collateralized the Letter of Credit with a cash deposit in the approximate amount of $381,000. No amounts have been advanced under the Letter of Credit.

On March 17, 2006, the Company issued a call notice to all holders of the common stock purchase warrants ($0.75 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements. Section 3(c) of the warrants permit the Company to call for cancellation all or a part of the unexercised portion of the warrants upon the occurrence of certain events. The events required are (i) an effective registration statement registering the resale of the shares of common stock underlying the warrants, (ii) the closing bid price of the common stock for each of the ten (10) consecutive trading days equals or exceeds $0.9375 and (iii) the average daily trading volume of the common stock for such ten (10) days period equals or exceeds 100,000 shares. As of March 16, 2006, each of the foregoing events had occurred. The holders of these warrants had until April 10, 2006 to exercise all or a portion of the unexercised portion of such warrants, and any such warrants not so exercised will automatically be canceled on that date. As of March 31, 2006, warrant holders exercised warrants representing 1,085,625 shares, for which the Company received $844,687.50. As of April 10, 2006, warrant holders exercised warrants to purchase an additional 1,585,437 shares at exercise prices of $0.75 and $1.00, for which the Company received $1,202,594. Pursuant to warrants not being exercised by April 10, 2006, warrants representing 62,500 shares exercisable at $0.75 per share, were cancelled. Of the 2,671,062 exercised, warrants exercisable at $0.75 per share represented 2,495,125 shares, while warrants exercisable at $1.00 per share represented 175,937 shares.   In June 2006, certain warrant holder's exercised common stock purchase warrants representing 140,234 shares, for which the Company received $55,429. In July 2006, certain warrant holder's exercised common stock purchase warrants representing 87,500 shares, for which the Company received $87,500. On January 19, 2007, the Company completed a private placement to accredited investors of approximately 10,521,000 shares of our common stock, at a purchase price of $1.50 per share, which is equal to a 4.5% discount from the average closing market price of its common stock over the twenty day period ending on the pricing date of January 12, 2007, for gross proceeds of $15,781,500. As part of the private placement, the investors were issued five-year warrants to purchase up to an aggregate of 3,682,350 shares of our common stock, at an initial exercise price of $2.25. The warrants are callable by the Company when the trailing 10-day average of the closing market share price of our common stock equals or exceeds $2.75. Holders of called warrants will have 60 days to exercise their warrants after the call notice.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us largely to fund the Phase I and II clinical trials for our products and for working capital and other general corporate purposes. At the closing of the private placement, we paid Cambria Capital, LLC and Blaylock Capital, LLC, the placement agents for the private placement, cash compensation of an aggregate of $1,262,520 and five-year warrants to purchase up to an aggregate of 736,470 shares of our common stock, at an exercise price of $1.50.

The Company has agreed, pursuant to the terms of the registration rights agreements with the investors, to (i) use our best efforts to file a shelf registration statement with respect to the resale of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the closing date; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC within 90 days after the filing deadline (or 120 days in the event of a full review of the shelf registration statement by the SEC), (iii) use our commercially reasonable efforts to keep the shelf registration statement effective until all registrable securities (a) have been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act of 1933 or (b) may be sold under Rule 144(k) under the Securities Act. The Company filed a registration statement with the SEC on Form SB-2 on February 12, 2007.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. Each investor in the private placement submitted a subscription agreement and investor questionnaire in which the investor made certain representations and warranties as to their status as an “accredited investor.” The shares of common stock and warrants to purchase common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. No form of general solicitation or general advertising was used to offer or sell the above securities, and each certificate representing shares of common stock and each warrant sold in the private placement contains a legend to the effect that the securities represented by such instruments are restricted and may not be resold without registration under the Securities Act of 1933 or an exemption from that Act.

On March 9, 2007, the Company issued a call notice to all holders of the common stock purchase warrants ($1.00 exercise price) issued in the April 6, 2005 and May 5, 2005 private placements. Section 3(c) of the warrants permit the Company to call for cancellation all or a part of the unexercised portion of the warrants upon the occurrence of certain events. The events required are (i) an effective registration statement registering the resale of the shares of common stock underlying the warrants, (ii) the closing bid price of the common stock for each of the ten (10) consecutive trading days equals or exceeds $1.25 and (iii) the average daily trading volume of the common stock for such ten (10) days period equals or exceeds 100,000 shares. As of March 8, 2007, each of the foregoing events had occurred. The holders of these warrants had until March 31, 2007 to exercise all or a portion of the unexercised portion of such warrants, and any such warrants not so exercised will automatically be canceled on that date. As of March 31, 2007, warrant holders exercised warrants representing 2,242,625, shares, for which the Company received $2,242,625. As of March 31, 2007, all of the $1.00 warrants from the April 6, 2005 and May 5, 2005 private placements have been exercised pursuant to this call notice, or exercised prior to the call notice.

During the first quarter ended March 31, 2007, certain warrant holders exercised common stock purchase warrants representing 814,134 shares, for which the Company received $420,092. During the second quarter ended June 30, 2007, certain warrant holder's exercised common stock purchase warrants representing 413,951shares, for which the Company received $495,301.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with the other information included and incorporated by reference in this Form 10-QSB.

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We have a history of net losses, which we expect to continue for at least several years and, as a result, we are unable to predict the extent of any future losses or when, if ever, we will become profitable or if we will be able to continue as a going concern.

We have incurred $15.8 million in cumulative net losses from our inception in 2002, and we expect losses to continue for the next several years. Our net loss for the six month period ended June 30, 2007 was $6,001,356. Our net loss for the fiscal year ended December 31, 2006 was $5.6 million, and for the fiscal year ended December 31, 2005 was $3.6 million. To date, we have only recognized revenues from a technology license and we do not anticipate generating significant revenues from sales of our products, if approved, for at least several years, if at all. All of our product candidates are in development and none has been approved for commercial sale. We expect to increase our operating expenses over the next several years as we expand clinical trials for our product candidates currently in clinical development, including MF101 and BZL101, advance our other anti-cancer and women's health product candidates into clinical trials, expand our research and development activities, and seek regulatory approvals and, in the event that any of our product candidates receives FDA approval, engage in commercialization. Because of the numerous risks and uncertainties associated with developing our product candidates and their potential for commercialization, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline and we may not be able to continue as a going concern.

We have a limited operating history and are considered a development stage company.

We are considered a development stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies.

None of our products have yet been shown to be safe or effective, and they may never be so shown.

With the exception of MF101, which has completed one Phase II clinical trial, all of our products are in the early stages of development. All of our drug candidates will need to undergo extensive and complicated trials which will be both lengthy and expensive. While MF101 achieved certain of its endpoints in the Phase II clinical trial, it did not achieve several endpoints with statistical significance. There can be no guarantees that we will achieve any of our future endpoints with respect to any of our product candidates. Failure to obtain endpoints in clinical trials can be the result of inadequate trial design or can be indicative of a product candidate that is not effective.

In addition, our Phase I clinical trial related to BZL101 with respect to breast cancer did not contain a control arm. As a result, the data from the trial which describes time-to-progression and overall survival is not necessarily suggestive of the efficacy of the product candidate because of the highly variable nature of breast cancer.

Our product development and commercialization involves a number of uncertainties, and we may never generate sufficient revenues from the sale of potential products to become profitable.

We have generated no significant revenues to date. To generate revenue and to achieve profitability, we must successfully develop, clinically test, market and sell our potential products. Even if we generate revenue and successfully achieve profitability, we cannot predict the level of that profitability or whether it will be sustainable. We expect that our operating results will fluctuate from period to period as a result of differences in when we incur expenses and receive revenues from sales of our potential products, collaborative arrangements and other sources. Some of these fluctuations may be significant.

All of our products in development will require extensive additional development, including preclinical testing and human studies, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the products we are developing will be approved for marketing. There are many reasons that we or our collaborative partners may fail in our efforts to develop our potential products, including the possibility that:

•	preclinical testing or human studies may show that our potential products are ineffective or cause harmful side effects;

•	the products may fail to receive necessary regulatory approvals from the FDA or foreign authorities in a timely manner, or at all;

•	the products, if approved, may not be produced in commercial quantities or at reasonable costs;

•	the potential products, once approved, may not achieve commercial acceptance;

•	regulatory or governmental authorities may apply restrictions to our potential products, which could adversely affect their commercial success; or

•	the proprietary rights of other parties may prevent us or our partners from marketing our potential products.

We intend to build marketing and sales capabilities in the United States and eventually internationally. This is an expensive and time-consuming process and may increase our losses.

Developing the necessary sales force to market and sell pharmaceutical products is a difficult, expensive and time-consuming process. In addition to developing a sales force within our company, we will likely rely on third-party distributors to distribute our potential products. The distributors would be responsible for providing many marketing support services, including customer service, order entry, shipping and billing and customer reimbursement assistance. Our anticipated reliance on these third-parties means our results may suffer if any of them are unsuccessful or fail to perform as expected. We may not be able to build sales and marketing capabilities sufficient to successfully commercialize our potential products in the territories where they receive marketing approval.

Our drug development programs will require substantial additional future funding which could hurt our operational and financial condition.

Our drug development programs require substantial additional capital to successfully complete them, arising from costs to:

•	conduct research, preclinical testing and human studies;

•	establish pilot scale and commercial scale manufacturing processes and facilities; and

•	establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;

•	the scope and results of preclinical testing and human studies;

•	the time and costs involved in obtaining regulatory approvals;

•	the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	competing technological and market developments;

•	our ability to establish additional collaborations;

•	changes in our existing collaborations;

•	the cost of manufacturing scale-up; and

•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt of major milestones and other payments.

We plan to conduct simultaneously several clinical trials, which would place significant demands on our personnel and financial resources.

We plan to conduct simultaneously several, and in some cases large and complex, clinical trials. Our clinical and regulatory staff is limited. We have no experience in conducting numerous trials at one time or in conducting Phase III trials, which can place particularly high demands on financial and human resources. In order to conduct these trials effectively we may need to outsource some or all of the responsibility for conducting the trial to third-parties. As a result, we would have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trials than would be the case if we were relying entirely upon our own staff. We may not be able to successfully conduct our planned clinical trials.

In order to conduct our future clinical trials, we will need to successfully and timely enroll patients in these trials.

We compete with many companies that are developing therapies for the treatment of cancer and the symptoms of menopause, and our clinical trials will face competition for patients from clinical trials being conducted by others. Physicians who enroll patients in clinical trials may prefer to enroll patients in trials for therapies that are more traditional than ours. This has in the past and may in the future result in our trials enrolling patients who have exhausted all other therapies. These patients are very ill and may not respond to our product candidates positively. It may be difficult for us to discern the benefits our product candidates might have on patients with a more favorable prognosis and may make it more difficult for our product candidates to achieve their clinical endpoints. Delays in enrollment of our clinical trials may result in increased costs and longer development times.

Because we have limited manufacturing experience, we depend on third-party manufacturers to manufacture product candidates for us. If we cannot rely on third-party manufacturers, we will be required to incur significant costs and devote significant efforts to establish our own manufacturing facilities and capabilities.

We do not have any manufacturing experience, nor do we have any commercial manufacturing facilities. We currently rely upon third-parties to manufacture all clinical quantities of our product candidates, including MF101. We do not have long-term contracts for the supply of MF101 or any of our other product candidates. We purchase these products on a “spot” purchase order basis which can lead to delays if the third-parties that we rely on are unable to fill our needs on a timely basis.

We depend on the third parties who manufacture the clinical quantities of our product candidates to perform their obligations in a timely manner and in accordance with applicable governmental regulations. These third parties may encounter difficulties with meeting our requirements, including problems involving:

•	inconsistent production yields;

•	poor quality control and assurance or inadequate process controls; and

•	lack of compliance with regulations set forth by the FDA or other foreign regulatory agencies.

These third parties may not be able to manufacture our product candidates at a cost or in quantities necessary to make them commercially viable. We also have no control over whether the third parties breach their agreements with us or whether they may terminate or decline to renew agreements with us. To date, the third parties have met our manufacturing requirements, but we cannot assure you that they will continue to do so. Furthermore, changes in the manufacturing process or procedure, including a change in the location where the drug is manufactured or a change of a third-party, may require prior FDA review and approval in accordance with the FDA's current Good Manufacturing Practices, or cGMPs. This review may be costly and time-consuming and could delay or prevent the launch of a product. There are comparable foreign requirements. The FDA or similar foreign regulatory agencies at any time may also implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of products. If we or the third parties who manufacture the clinical quantities of our product candidates are unable to comply, we or they may be subject to regulatory action, civil actions or penalties.

Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may also experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, changing our service provider may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

If we are unable to enter into agreements with additional third parties on commercially reasonable terms, or if there is poor manufacturing performance on the part of the third parties who manufacture the clinical quantities of our product candidates, we may not be able to complete development of, or market, our product candidates.

Our potential products face significant regulatory hurdles prior to marketing which could delay or prevent sales.

Before we obtain the approvals necessary to sell any of our potential products, we must show through preclinical studies and human testing that each potential product is safe and effective. Although we have a number of products moving toward or currently in clinical trials, our product candidates will require numerous additional trials in order to confirm long-term safety and efficacy. Failure to show any potential product's safety and effectiveness would delay or prevent regulatory approval of the product and could adversely affect our business. The clinical trials process is complex and uncertain. The results of preclinical studies and initial clinical trials may not necessarily predict the results from later large-scale clinical trials. In addition, clinical trials may not demonstrate a potential product's safety and effectiveness to the satisfaction of the regulatory authorities. A number of companies have suffered significant setbacks in advanced clinical trials or in seeking regulatory approvals, despite promising results in earlier trials.

The rate at which we complete our clinical trials depends on many factors, including our ability to obtain adequate supplies of the potential products to be tested and patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and longer development times. In addition, our collaborative partners may have rights to control product development and clinical programs for products developed under the collaborations. As a result, these collaborators may conduct these programs more slowly or in a different manner than we had expected. Even if clinical trials are completed, we or our collaborative partners still may not apply for FDA approval in a timely manner or the FDA still may not grant approval.

Early test results are not necessarily indicative of the efficacy of a product candidate and even if clinical trials are completed, there can be no assurance that the FDA will grant approval for our product candidates based on those trials. For example, in response to a recent new drug application for a serotonin-norepinephrine reuptake inhibitor (SNRI), currently under review as a treatment for moderate-to-severe vasomotor symptoms associated with menopause, the FDA has said that before the application can be approved it will require the sponsor of the drug to provide additional data from a year-long, randomized, placebo-controlled clinical trial. FDA actions like this, taken well after a new drug application has been filed and at a time when a new drug sponsor might reasonably expect approval, can add significant costs and delays to the approval process and, even after completion of the additional trial, there can be no assurance that the FDA will ultimately approve the drug candidate.

Based on the results of our clinical trials, we have decided to alter the production methodology of our drug candidate MF101. Women who participated in our Phase II clinical trial for MF101 reported gastrointestinal side effects. In connection with our Phase III trial for MF101, we plan to alter the product candidate in order to minimize these characteristics. These alterations could result in different clinical results (favorable or unfavorable) than those we have seen previously.

The manufacturing and marketing of approved potential products is subject to extensive government regulation, including by the FDA, DEA and state and other territorial authorities. The FDA administers processes to assure that marketed products are safe, effective, consistently uniform, of high quality and marketed only for approved indications. For example, the Women’s Health Initiative was a 5-year study conducted with the goal of ascertaining the side effects and safety profile associated with long-term use of traditional hormone therapy. As a result of the study, the FDA placed “black box” warnings on the class of hormone therapies. There can be no assurances that our products will not be the subject of similar studies. Because our clinical trials have been significantly shorter in duration, we cannot know the effects of long-term use of our product candidates and our products may be subject to similar FDA warnings in the event that long-term use poses significant risks. Failure to comply with applicable regulatory requirements can result in sanctions up to the suspension of regulatory approval as well as civil and criminal sanctions.

The regulatory process for conducting clinical trials of botanically derived drug products may not confer any timing or other advantage.

The FDA procedures established for conducting clinical trials of botanically derived drug products permits deferring toxicity and other studies until prior to Phase III clinical trials. While this pathway permits sponsors of botanically derived drugs, like us, to perform proof-of-principle trials earlier than for non-botanically derived drugs, it also creates more uncertainty at a later stage of the process about certain fundamental characteristics of the drug.

Failure to obtain regulatory approvals in foreign jurisdictions would prevent us from marketing our products internationally.

We intend to have our product candidates marketed outside the United States. In order to market products in the European Union, Asia and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. We may be unable to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The approval procedure varies among countries and can involve additional and costly clinical testing and data review. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval for our product candidates. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory agencies in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory agencies in other foreign countries or by the FDA. The failure to obtain these approvals could harm our business and result in decreased revenues.

Our products, if and when any of them are approved, could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements, or if such products exhibit unacceptable problems.

Any product for which we obtain marketing approval, together with the manufacturing processes, and advertising and promotional activities for such product, will be subject to continued regulation by the FDA and other regulatory agencies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any adverse effects observed after the approval and marketing of a product candidate could result in the withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any, to short-term use. Later discovery of previously unknown problems with our products or their manufacture, or failure to comply with regulatory requirements, may result in:

•	restrictions on such products or manufacturing processes;

•	withdrawal of the products from the market;

•	voluntary or mandatory recalls;

•	fines;

•	suspension of regulatory approvals;

•	product seizures; or

•	injunctions or the imposition of civil or criminal penalties.

If we are slow to adapt, or unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, we may lose marketing approval for our products when and if any of them are approved, resulting in decreased revenue from milestones, product sales or royalties.

If our competitors develop and market products that are more effective than our existing product candidates or any products that we may develop, or if they obtain marketing approval for their products before we do, our commercial opportunity will be reduced or eliminated.

The pharmaceutical and biotechnology industry is highly competitive. Pharmaceutical and biotechnology companies are under increasing pressure to develop new products, particularly in view of lengthy product development and regulatory timelines, expiration of patent protection and recent setbacks experienced by several products previously approved for marketing. We compete with many companies that are developing therapies for the treatment of cancer and the symptoms of menopause. Several companies are developing products with technologies that are similar to ours. We also face competition in the field of cancer treatment and therapies for the symptoms of menopause from academic institutions and governmental agencies. Many of our competitors have greater financial and human resources or more experience in research and development than we have, or both, and have established sales, marketing and distribution capabilities. If we or our collaborators receive regulatory approvals for our product candidates, some of our products will compete with well-established, FDA-approved therapies that have generated substantial sales over a number of years. In addition, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	the effectiveness of our marketing and sales capabilities;

•	the price of our products;

•	the availability and amount of third-party reimbursement; and

•	the strength of our patent position.

We also anticipate that we will face increased competition in the future as new companies enter our target markets and scientific developments surrounding cancer therapies and drugs for menopause continue to accelerate. Competitors may develop more effective or more affordable products, or may have achieved or later achieve patent protection or commercialize products before us or our collaborators. In addition, the health care industry is characterized by rapid technological change. New product introductions, technological advancements, or changes in the standard of care for our target diseases could make some or all of our products obsolete.

Below is a summary of commonly used drug therapies for the treatment of metastatic breast cancer and the pharmaceutical companies that distribute them. Each of these companies would compete directly with us relative to BZL101.

Therapy	Drug	Pharmaceutical Company
Hormonal Therapy	Nolvadex	AstraZeneca
	Faslodex	AstraZeneca
	Arimidex	AstraZeneca
	Femara	Novartis
	Aromasin	Pfizer

Chemotherapy	Abraxane	Abraxis
	Adriamycin	Pharmacia
	Adrucil	SP Pharmaceuticals
	Cytoxan	Baxter
	Ellence	Pfizer
	Gemzar	Eli Lilly
	Maxtrex	Pharmacia
	Mutamycin	Faulding DBL
	Navelbine	Pierre Fabre
	Taxol	Bristol-Myers Squibb
	Taxotere	Aventis
	Velban	Eli Lilly

Biologic Agent Therapy	Herceptin	Genentech

While we are developing BZL101 to minimize many of the adverse side effects associated with the above breast cancer treatments and further clinical testing has yet to be completed, certain of the above drug therapies may have advantages relative to BZL101. These advantages may include: lower pricing, greater efficacy and reduced toxicity.

Our lead product candidate for the treatment of menopausal symptoms, MF101, would be expected to compete with post-menopausal hormone replacement therapy which has been the primary treatment of menopausal symptoms such as hot flashes. Leading hormonal agents include Premarin and Prempro by Wyeth Pharmaceuticals, Cenestin, Estradiol (generic) and Medroxy-Progesterone Acetate by Barr Pharmaceuticals, and Ogen, Provera and Estring by Pfizer. In addition, MF101 may be expected to compete with newer generation anti-depressants used to treat hot flash frequency, such as venlafaxine by Wyeth, fluoxetine by Eli Lilly and paroxetine by Glaxo Smith Kline. The makers of these hormonal agents would compete directly with us relative to MF101.

While we are developing MF101 to minimize many of the risks associated with long-term use of HRT indicated in recent studies and further clinical testing has yet to be completed, certain hormone replacement therapies may have advantages relative to MF101. These advantages include: lower pricing, greater efficacy and reduced toxicity.

Our product candidates consist of extracts from herbs and other plants used in Traditional Chinese Medicine (“TCM”)and other alternative medicines. In the event that any of our product candidates is approved by the FDA for commercialization, we could face competition from TCM therapies and other alternative medicines.

We will face uncertainty in any commercialization of our product candidates relating to coverage, pricing and reimbursement due to health care reform and heightened scrutiny from third-party payers, which may make it difficult or impossible to sell our product candidates on commercially reasonable terms.

Sales of prescription drugs depend significantly on access to the formularies, or lists of approved prescription drugs, of third-party payers such as government and private insurance plans, as well as the availability of reimbursement to the consumer from these third-party payers. These third-party payers frequently require drug companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for medical products and services. Our potential products may not be considered cost effective, may not be added to formularies and reimbursement to the consumer may not be available or sufficient to allow us to sell our potential products on a competitive basis.

In addition, the efforts of governments and third-party payers to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies such as us. A number of legislative and regulatory proposals to change the health care system have been discussed in recent years, including price caps and controls for pharmaceuticals. These proposals could reduce and/or cap the prices for our potential products or reduce government reimbursement rates for such products. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on drug pricing. We cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts may have on our business. The announcement and/or adoption of such proposals or efforts could adversely affect our business.

We expect to rely heavily on collaborative relationships and termination of any of these programs could reduce the financial resources available to us, including research funding and milestone payments.

Our strategy for developing many of our potential products, including products aimed at larger markets, includes entering into collaborations with corporate partners, licensors, licensees and others. These collaborations will provide us with funding and research and development resources for potential products. These agreements also will give our collaborative partners significant discretion when deciding whether or not to pursue any development program. Our collaborations may not be successful.

Our collaborators may develop drugs, either alone or with others, that compete with the types of drugs they currently are developing with us. This would result in less support and increased competition for our programs. If any of our collaborative partners breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully, our product development under these agreements will be delayed or terminated.

We may have disputes in the future with our collaborators, including disputes concerning who owns the rights to any technology developed. These and other possible disagreements between us and our collaborators could delay our ability and the ability of our collaborators to achieve milestones or our receipt of other payments. In addition, any disagreements could delay, interrupt or terminate the collaborative research, development and commercialization of certain potential products, or could result in litigation or arbitration. The occurrence of any of these problems could be time consuming and expensive and could adversely affect our business.

In addition, the commercialization of our product candidates would take significant resources and we do not anticipate having the ability to do so on our own. For example, we expect that the successful commercialization of MF101, in the event that it receives FDA approval, would require an extensive nationwide sales force. We do not have the resources or experience to build such a sales force. Therefore, we plan to rely on licensing transactions and corporate collaborations in order to commercialize our products. If we are unable to enter into licensing and collaboration agreements with third-parties on commercially reasonable terms, we may not be able to successfully commercialize our product candidates.

Currently, we have a collaborative relationship with United Biotech Corporation (or UBC), an affiliate company of Maywufa Enterprise Group, under a Licensing & Technology Transfer Agreement. We have licensed to UBC the right to seek investigational new drug licenses and conduct clinical trials of MF101 and BZL101, and to market either such product in Taiwan if approved by the Taiwan Department of Health (or DOH). We have issued a notice of breach to UBC based on their failure to meet certain requirements of the agreement and we intend to terminate the agreement. Because UBC bears the material expenses to develop these product candidates in Taiwan, termination of the licensing agreement would require us to either fund development activities in Taiwan directly and thus incur significant expense, or seek another collaborative relationship where development expenses of MF101 and BZL101 in Taiwan would be borne by a third-party in exchange for marketing rights in that territory. There is no assurance that a suitable alternative third-party would be identified, and even if identified, there is no assurance that the terms of any new relationship would be commercially acceptable to us.

We do not have any issued patents. If we do not secure and maintain patents with adequate breadth, or other commercially sufficient proprietary rights, we may be unable to protect our products in the marketplace.

We currently do not have any issued patents. Our success will depend on our ability to obtain and maintain patents and proprietary rights for our potential products and to avoid infringing the patents or proprietary rights of others, both in the United States and in foreign countries. Patents may not be issued from any of the patent applications currently on file, or, if issued, may not provide sufficient protection.

To date, we have filed five patent applications with the U.S. Patent and Trademark Office, one patent application with the Taiwan Intellectual Property Office and four international patent applications. In order for the U.S. Patent and Trademark Office, and equivalent authorities in foreign countries, to issue patents in response to our applications they must determine, among other things, the novelty of our claimed inventions. Because our products consist of extracts from herbs and other plant materials that have been used for centuries in Traditional Chinese Medicine, the novelty of our products and claimed inventions may be difficult to establish.

Our patent position is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. We may not develop or obtain rights relating to products or processes that are patentable. Even if we do obtain patents, they may not adequately protect any technology we own or license. Competitors may be able to design around any patents that are in fact issued. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we obtain or license, and any rights we receive under any patents may not provide competitive advantages to us.

Several drug companies and research and academic institutions have developed technologies, filed patent applications or received patents for technologies that may be related to our business. In addition, we may not be aware of all patents or patent applications that may impact our ability to make, use, market or sell any of our potential products. For example, U.S. patent applications may be kept confidential while pending in the Patent and Trademark Office and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from the patent rights of others could limit our ability to obtain meaningful patent protection. If other companies obtain patents with conflicting claims, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such licenses on acceptable terms, or at all. Any failure to obtain such licenses could delay or prevent us from pursuing the development or commercialization of our potential products.

We may also need to initiate litigation, which could be time-consuming and expensive, to enforce our proprietary rights or to determine the scope and validity of others' rights. If any of our competitors have filed patent applications in the United States which claim technology we also have invented, the Patent and Trademark Office may require us to participate in expensive and time-consuming interference proceedings to determine who has the right to a patent for the technology.

If a third-party asserts that we have infringed its patent(s) or proprietary rights or challenges the validity of any patent(s) and proprietary rights of ours, we may become involved in intellectual property disputes and litigation that would be costly, time-consuming, and delay or prevent the development of our product candidates.

The manufacture, use, marketing or sale of our potential products may infringe the patent rights or other intellectual property rights of others. Any litigation to determine the scope and validity of such third-party patent rights would be time-consuming and expensive. If we are found to infringe the patent or intellectual property rights of others, we may be required to pay damages, stop the infringing activity or obtain licenses to the patents or other intellectual property in order to use, manufacture, market or sell our products. Any required license may not be available to us on acceptable terms or at all. If we succeed in obtaining such licenses, payments under such licenses would reduce any earnings from our products. In addition, licenses may be non-exclusive and, accordingly, our competitors may have access to the same technology as that which may be licensed to us. If we fail to obtain a required license or are unable to alter the design of our product candidates to make a license unnecessary, we may be unable to commercialize one or more of our product candidates, which could significantly affect our ability to achieve, sustain or grow our commercial business.

If we do not adequately protect our trade secrets, we may be unable to protect our interests in proprietary know-how that is not patentable or for which we have elected not to seek patent protection, potentially negatively impacting our business.

We rely heavily on trade secrets, including as to the exact chemical composition of our botanical extracts and as to our drug discovery technique. In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third-parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop the same or substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

There is a substantial risk of product liability claims in our business. If we are unable to obtain sufficient insurance, a product liability claim against us could adversely affect our business.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face even greater risks upon any commercialization by us of our product candidates. We have product liability insurance covering our clinical trials in the amount of $5 million, which we currently believe is adequate to cover any product liability exposure we may have. Clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance or increase our existing coverage at a reasonable cost to protect us against losses that could have a material adverse effect on our business. An individual may bring a product liability claim against us if one of our products or product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	withdrawal of clinical trial volunteers or patients;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	the diversion of management's attention from managing our business.

Our product candidates may have difficulties with market acceptance even after FDA approval.

To date, there are no botanical drugs that have received FDA approval and therefore it is difficult to speculate how drugs derived from botanical extracts will be accepted by physicians, patients, third-party payers and members of formulary committees who compile the list of medications included in health plans and hospital formularies. Moreover, physicians rely on peer-reviewed medical journals as a primary source of information for evidence based medicine. If results of our clinical trials are not published in widely distributed, peer reviewed medical journals, our products may not be widely accepted by the medical community.

Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these products will depend on, among other things, their acceptance by physicians, patients, third-party payers and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product candidate that we may develop and commercialize will depend on many factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;

•	the prevalence and severity of side effects or other reactions;

•	the convenience and ease of use;

•	availability, relative cost and relative efficacy of alternative and competing products and treatments;

•	the effectiveness of our marketing and distribution strategy;

•	the publicity concerning our products or competing products and treatments; and

•	our ability to obtain third-party insurance coverage and adequate payment levels.

If our product candidates do not become widely accepted by physicians, patients, third-party payers and other members of the medical community, it is unlikely that we will ever become profitable.

Claims relating to any improper handling, storage or disposal of biological and hazardous materials by us could be time consuming and costly.

Our research and development activities in our Denver, Colorado and Emeryville, California facilities involve the controlled storage, use and disposal of hazardous materials. We are subject to government regulations relating to the use, manufacture, storage, handling and disposal of hazardous materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by applicable laws and regulations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result or we could be penalized with fines, and any liability could exceed the limits of or fall outside our insurance coverage. We may not be able to maintain insurance on acceptable terms, or at all. Further, we could be required to incur significant costs to comply with current or future environmental laws and regulations.

If we lose the services of our co-founders who serve as directors and officers of our company, our operations could be disrupted and our business could be harmed.

Our business plan relies significantly on the continued services of our co-founders, Isaac Cohen and Mary Tagliaferri. If we were to lose the services of one or both of them, our ability to continue to execute our business plan could be materially impaired. In addition, while we have employment agreements with Mr. Cohen and Dr. Tagliaferri, the agreements would not prevent either of them from terminating their employment with us. Neither Mr. Cohen nor Dr. Tagliaferri have indicated they intend to leave our company, and we are not aware of any facts or circumstances that suggest either of them might leave us.

We have a small infrastructure and limited human resources which could affect our ability to maintain effective internal controls and comply with our obligations as a public company.

We have a small infrastructure and limited human resources. We have only 19 full-time employees and a small accounting staff. In addition, our current Chief Financial Officer began service in July 2007. The resulting lack of long-term history with our company could result in operational and administrative inefficiencies.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as the rules of The NASDAQ Capital Market. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007, as required by Section 404 of the Sarbanes-Oxley Act. We have not previously been subject to these requirements, and they may place a strain on our systems and resources. Implementing procedures to satisfy these requirements will be expensive and may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We plan to outsource the implementation of these procedures, however, we have not yet engaged a third-party to assist us in this matter. Also, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we may not be able to do so in a timely fashion. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, and the market price for our common stock could be significantly harmed.

We may not achieve our projected development goals in the time frames we announce and expect.

We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned or that we will be able to adhere to our current schedule for the launch of any of our products. If we fail to achieve one or more of these milestones as planned, the market price of our shares could decline.

Item 3. Controls And Procedures.

(a) Evaluation of Disclosure Controls and Procedures.

As of the end of the period covered by this Quarterly Report on Form 10-QSB, we evaluated, under the supervision of our Chief Executive Officer and our Chief Financial Officer, the effectiveness of our disclosure controls and procedures, as defined in Rules 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934 . Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures are effective to ensure that information we are required to disclose in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

(b) Changes in Internal Control over Financial Reporting.

During the period covered by this Quarterly Report on Form 10-QSB, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Given the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, will have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Further, the design of a control system must reflect the fact that there are resource constraints, and that benefits of controls must be considered relative to their costs. The design of any system of controls is also based in part on certain assumptions regarding the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None

Item 3. Defaults upon Senior Securities

None

Item 4. Submission of Matters to a Vote of Security Holders

At the Company’s Annual Meeting of Stockholders held on May 1, 2007, three matters were voted upon. A description of each matter and tabulation of the votes for each of the matters is as follows:

1. To elect directors nominees to hold office until the next Annual Meeting of Shareholders or until their successors are elected:

	Votes
Nominee	For	Withheld

Isaac Cohen	47,473,475	339,283
Brooks Corbin	47,800,558	12,200
David Naveh	47,740,141	72,617
Frances W. Preston	47,800,558	12,200
Mary Tagliaferri	47,533,892	278,866
Michael V. Vanderhoof	47,473,475	339,283

2. To approve an amendment to the Company’s Certificate of Incorporation to increase the total authorized shares of Common Stock of the Company from 90,000,000 to 190,000,000:

Votes

For	Against	Abstain

46,968,838	731,667	112,250

3. To ratify of the appointment of PMB Helin Donovan LLP, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007:

Votes

For	Against	Abstain

47,786,258	200	26,300

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit Number	Description

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

* The certifications attached as Exhibits 32.1 and 32.2 accompany this Quarterly Report on Form 10-QSB pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed "filed" by Bionovo, Inc. for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 3, 2007

BIONOVO, INC.

By:	/s/ Isaac Cohen
Isaac Cohen Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman Sr. Vice President and Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

* The certifications attached as Exhibits 32.1 and 32.2 accompany this Quarterly Report on Form 10-QSB pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed "filed" by Bionovo, Inc. for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Exhibit 31.1

CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

I, Isaac Cohen, Chief Executive Officer of Bionovo, Inc. (the "Company"), certify that:

1. I have reviewed this quarterly report on Form 10-QSB of the Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors:

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

/s/ Isaac Cohen
Isaac Cohen Chairman and Chief Executive Officer (Principal Executive Officer)

Date: August 3, 2007

Exhibit 31.2

CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

I, Thomas C. Chesterman, Chief Financial Officer of Bionovo, Inc. (the "Company"), certify that:

1. I have reviewed this quarterly report on Form 10-QSB of the Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors:

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

/s/ Thomas C. Chesterman
Thomas C. Chesterman Sr. Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: August 3, 2007

Exhibit 32.1

BIONOVO, INC.

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Bionovo, Inc. (the "Company") on Form 10-QSB for the period ending June 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Isaac Cohen, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Isaac Cohen
Isaac Cohen Chairman and Chief Executive Officer (Principal Executive Officer)

Date: August 3, 2007

A signed original of this written statement required by Section 906 has been provided to Bionovo, Inc. and will be retained by Bionovo, Inc., and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

BIONOVO, INC.

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Bionovo, Inc. (the "Company") on Form 10-QSB for the period ending June 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Thomas C. Chesterman, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Thomas C. Chesterman
Thomas C. Chesterman Sr. Vice president and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: August 3, 2007

A signed original of this written statement required by Section 906 has been provided to Bionovo, Inc., and will be retained by Bionovo, Inc., and furnished to the Securities and Exchange Commission or its staff upon request.